Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2011

HOUSTON, August 5, 2011 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $22.2 million, or $0.55 per diluted share, for the three months ended June 30, 2011, versus net income of $28.0 million, or $0.70 per diluted share, for the second quarter of 2010. Total revenues were $137.0 million for the quarter ended June 30, 2011 compared to $142.0 million for the same period in 2010. The decrease in revenues resulted from decreased sales of $26.1 million in offshore rig equipment and $1.9 million in surface equipment offset by a $20.3 million increase in subsea equipment sales and an increase of $2.7 million in service revenues.

For the six months ended June 30, 2011, net income was $43.9 million, or $1.09 per diluted share, compared with net income of $53.7 million, or $1.34 per diluted share, for the same period in 2010. Total revenues fell to $274.7 million during the six months ended June 30, 2011 from $284.5 million during the same period in 2010, primarily as a result of the 2010 drilling moratorium in the U.S. Gulf of Mexico and related permitting delays.

In addition, the Company announced that its backlog at June 30, 2011 was approximately $727 million, compared to its June 30, 2010 backlog of approximately $538 million. However, start-up delays are affecting progress on certain long-term projects which are included in the Company’s backlog. The Company expects its earnings per share for the quarter ending September 30, 2011 to approximate $0.50 to $0.60 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, developments related to the Deepwater Horizon incident, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenues	$136,994	$142,000	$274,661	$284,533
Cost and expenses:
Cost of sales	82,000	79,549	162,113	161,364
Selling, general and administrative	16,037	16,077	34,298	29,510
Engineering and product development	8,529	7,051	17,227	13,837
Special item	—	—	—	5,901

	106,566	102,677	213,638	210,612

Operating income	30,428	39,323	61,023	73,921
Interest income	86	69	185	130
Interest expense	(11)	(11)	(22)	(38)

Income before income taxes	30,503	39,381	61,186	74,013
Income tax provision	8,295	11,383	17,306	20,318

Net income	$22,208	$27,998	$43,880	$53,695

Diluted earnings per common share	$0.55	$0.70	$1.09	$1.34

Weighted average common shares – diluted	40,312	40,023	40,316	39,994

Depreciation and amortization	$4,851	$5,196	$10,606	$10,080

Capital expenditures	$13,030	$14,387	$32,839	$21,980